                                                                   EXHIBIT 10.14

GEAC
GEAC COMPUTER CORPORATION LIMITED
4100 YONGE STREET, SUITE 601
TORONTO, ONTARIO   M2P 2G2
TEL:  (416) 642-1960
FAX:  (416) 642-1961

July 9, 2001



Mr. Paul D. Birch
565 Westford Street
Carlisle, Massachusetts  01741

Dear Paul:

This letter will confirm the terms of your employment as President of GES Enterprises ("GES") effective July 9, 2001.

You shall serve GES and its parent, Geac Computer Corporation Limed ("Geac"), faithfully to the best of your ability and shall throughout the term of your assignment devote your full working time and attention to the business and affairs of GES and Geac and shall use your best efforts to maintain and advance that business.


REPORTING OBLIGATION

As president, you will report to the Chief Executive Officer, or as directed by the Board of Directors. It is understood and agreed that time is of the essence in the delivery of corporate information to the Chief Executive Officer.


DETAILS OF YOUR REMUNERATION

1.       BASE SALARY:

Annual base salary of U.S.$250,000 per annum, subject to annual review. This will be paid in semi-monthly instalments subject to all proper withholding taxes and any deductions attributable to your required or elective contributions to the benefits provided by GES, including the benefits referred to in Section 3 of this letter.

2.       BONUS:

Commencing with the fiscal year ending April 30, 2002, you will be paid an annual bonus of U.S.$225,000 subject to Geac achieving a 20 percent EBITDA return on sales as defined in Schedule "A".

3.       GROUP BENEFITS:

You will be entitled to receive and participate in all of GES's standard employee benefit plans, and to receive additional disability coverage at the discretion of the Board of Directors, subject to your qualification for such coverage. To the extent the value of all or any of these group benefits are included in your income for income tax purposes, your remuneration shall be grossed up in order to compensate you for income tax payable in respect of such group benefits and in respect of the amount of any gross hereunder. All such benefits will be provided to you by a provider or providers in the United States as well as GES's Canadian providers.

4.       VACATION:

During each year of your employment with GES and Geac you will be entitled to 4 weeks paid vacation to be taken at mutually agreeable times. This vacation period covers your collective entitlement for both GES and Geac.

5.       ADDITIONAL BENEFITS:

(a) GES shall pay the rent for a suitable furnished two-bedroom apartment chosen by you in the Atlanta area or a location mutually agreed to, and until you have been able to rent and occupy such apartment, shall reimburse you for the cost of suite-type hotel accommodations.

6.       AUTOMOBILE:

During the period of your employment an automobile shall be made available to you pursuant to a two-year lease under which the monthly payments shall not exceed U.S.$800 plus taxes. GES shall pay all operating costs plus insurance for the automobile. Until such leased automobile is established you shall be paid U.S.$800 per month as a car allowance.

7.       TAXES:

(a) To the extent the value of all or any of the benefits described in Sections 5 and 6 are included in your income for income tax purposes, your remuneration shall be grossed up in order to compensate you for income tax payable in respect thereof and in respect of the amount of any gross up hereunder.


STOCK OPTIONS

You have been granted 850 thousand (850,000) Options with an exercise price equal to the Closing Share Price on August 1, 2001. These Options are granted subject to Geac's Executive Stock Option Plan VI. These Options will vest in equal annual instalments over a 4-year period commencing on the fist anniversary of the date of the grant and ending on the fourth anniversary of the date of the grant.

The granting of additional Options shall be at the discretion of the Board of Directors.

VOLUNTARY RESIGNATION

If you wish to resign voluntarily you shall provide GES with at least 30 days prior written notice, which shall set out a proposed date of resignation. GES may elect to require you to remain in its employment for all or part of the notice period, or may require that you resign immediately. Upon the date of your resignation, GES shall pay you all unpaid salary and shall pay any unpaid bonus provided that the conditions for payment of the bonus have been met. Upon the date of your resignation the vesting of Options shall cease and you will have no entitlement to pay or benefits beyond the date of resignation. This paragraph shall be subject to, and shall not apply in the case of resignation following a Change in Control described in the paragraphs hereafter set forth concerning a Change in Control.


TERMINATION FOR CAUSE

If you are guilty of any conduct constituting just Cause (as hereinafter defined) for dismissal, GES may terminate your employment by providing you with written notice of termination and your employment and your rights under this Agreement shall terminate on the day the notice is delivered to you. Upon termination for Cause you shall be paid all unpaid salary owing to you and the vesting of Options shall cease. You will have no entitlement to pay or benefits beyond the date of termination.

As used in this Agreement, the term "Cause" shall mean (a) your material failure to substantially perform your duties with GES (other than any such failure resulting from your incapacity due to physical or mental illness) that continues for more than 30 days after a written demand for substantial performance is delivered to you by GES's Board of Directors, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) the willful engaging by you in conduct which is materially injurious to GES, monetarily or otherwise, (c) your conviction of any crime, other than routine traffic violations or (d) your engaging in any business which materially competes with any material business of GES.


TERMINATION FOR ANY REASON OTHER THAN CAUSE

GES shall have the right to terminate your employment at any time for any reason other than Cause. You shall be entitled to receive on the date of termination a lump sum cash payment (the "Termination Payment") in an amount equal to (a) your base salary received or receivable by you in respect of the immediately preceding year plus (b) either (i) the average of the bonuses paid or payable to you with respect to each of the three preceding years or (ii) if you have been employed by GES for fewer than three years at the time of your termination, the average of the bonuses paid or payable to you with respect to each of the years in which you have worked for GES. Subject to the agreement of the carrier or carriers, GES will also maintain all of your benefits of employment, except for your automobile, apartment, and short and long-term disability benefits for a period of 12 months from the date of termination. You will be paid, credited or reimbursed, as the case may be, for all unpaid salary (including credit for any vacation earned but not taken), all unpaid bonuses, all accrued bonuses (such bonuses to be determined on a proportionate basis having regard to the proportion of the fiscal year which has elapsed), expenses, benefits and other amounts payable to you or earned by you up to the termination date. For purposes of this paragraph and payments to you following a Change of Control described below, all amounts payable to you shall be increased to appropriately reflect the tax payment and gross up provisions set forth above with respect to salary, bonus and benefits.


CHANGE IN CONTROL AND CHANGE AFFECTING YOUR EMPLOYMENT

1. In the event of a Change in Control and a Change Affecting Your Employment within 12 months of a Change in Control, you may elect to resign from Geac within 120 days of the Change in Control and Change Affecting Your Employment. In the event of your resignation, you will be provided with the following:

(a) On the effective date of your resignation, Geac will pay you the Termination Payment, calculated as though such effective date was the effective date of the termination of your employment by Geac for a reason other than Cause; and

(b) Subject to the agreement of the carrier or carriers, Geac will maintain all benefits of employment except for your automobile and apartment for a period of 12 months from the date of termination.

2. In such event, you will also be paid, credited or reimbursed, as the case may be, for all unpaid salary (including credit for any vacation earned but not taken, all unpaid bonuses, all accrued bonuses (such bonuses to be determined on a proportionate basis having regards to the proportion of the fiscal year which has elapsed), expenses, benefits and other amounts payable to you or earned by you up to the date of resignation. Also, in such event, all unvested Stock Options previously granted shall become fully vested.

3. In no case will you be entitled to both a payment for termination for any reason other than cause and for a termination in the event of a Change in Control and Change Affecting Your Employment.

For the purposes of this Letter Agreement, "Change in Control" and "Change Affecting Your Employment" are defined as set out in Schedule "B".


PROPERTY OF GES

All equipment, material, written correspondence, memoranda, communication, reports, or other documents pertaining to the business of GES used or produced by you in connection with your employment, or in your possession or under your control, shall at all times remain the property of GES. You shall return all property of GES in your possession or under your control in good condition within one week of a request by GES, or within one week of the termination of your employment.

NON-DISCLOSURE

You agree to be bound by the terms of the General Confidentiality Agreement attached hereto as Schedule "C".


RESIGNATION AS OFFICER AND DIRECTOR

You covenant and agree that, upon any notice of your resignation from GES or termination of your employment being given, you shall forthwith tender your resignation from all offices and directorships then held by you at GES or any of its subsidiaries and affiliates, such resignation to be effective immediately, or at such other date as may be mutually agreed to by you and GES, and you shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation, other than what has been provided elsewhere in this Agreement. If you fail to resign as set out above, you will be deemed to have resigned from all offices and directorships, and GES is hereby authorized by you to appoint any person in your name and on your behalf to sign any documents or do any things necessary or required to give effect to such resignation.


CHOICE OF LAW

This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the State of Massachusetts, U.S.A.


SUBMISSION TO ARBITRATION

It is hereby agreed that any dispute or controversy in connection with this Agreement, including its interpretation, will be conclusively settled by submission to arbitration (the "Arbitration") in accordance with the rules of arbitration of the State of Massachusetts as amended from time to time. The Arbitration will be conducted before a single arbitrator mutually agreeable to the parties (the "Arbitrator"). Each party will be responsible for their own legal costs incurred at the Arbitration. The cost of the Arbitrator will be shared subject to GES's agreement to reimburse you for your share of the Arbitrator's costs in the event you are largely successful at the Arbitration.


NOTICES

Any notice required or permitted hereunder shall be deemed to be delivered on the date of actual delivery, if delivered personally, or on the date four days after mailing, if delivered by registered mail. In the case of postal disruption, delivery shall be made by way of personal delivery.

LEGAL COSTS

GES shall pay, or at your option, shall reimburse you for, the reasonable legal fees and disbursements incurred by you in connection with the drafting and negotiation of this Agreement.


ENTIRE AGREEMENT

This Agreement contains the entire agreement between us with respect to the subject matter hereof. Any and all other oral or written representations, agreements, arrangements or understandings between us are hereby terminated.

We trust that the above will be acceptable to you and we ask that you indicate your acceptance of this offer by signing the enclosed copy of this letter.


Paul, we look forward to welcoming you to the GES team.


Sincerely,

GES Enterprises

[illegible]

By:  Name and Title of Signatory



ACCEPTED:

"Paul Birch"

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Paul D. Birch                                 DATE:  August 2, 2001

                                  SCHEDULE "A"


                                EBITDA Definition


With respect to Geac Computer Corporation and its subsidiaries for any fiscal period, an amount equal to:

(a)      Consolidated Net Income for such period plus;

(b) To the extent deducted in the calculation of Consolidated Net Income and without duplication;

             (i)     depreciation and amortization for such period,

             (ii)    other non-cash charges for such period,

             (iii)   income tax expense for such period,

             (iv)    Consolidated Total Interest Income/Expense for such period,

             (v) the aggregate amount of one time non-recurring expenses and/or charges or gains in the disposition of businesses taken by Geac Computer Corporation and its subsidiaries in the fiscal year ending April 30, 2002, all of the above relating to the restructuring of the business.

                                  SCHEDULE "B"

"Change in Control" means the occurrence of one or more of the following events:

1. The sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Geac's assets considered on a consolidated basis to any person or company or combination of persons or companies;

2. The adoption of a plan relating to the liquidation or dissolution of Geac;

3. The acquisition by any person or company or combination of persons or companies acting jointly or in concert of a direct or indirect interest in more than 50 percent of the ownership of Geac or the voting power of the voting shares of Geac by way of a purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Geac as a result of such transaction);

4. The amalgamation, merger or consolidation of Geac with or into another corporation or the amalgamation or merger of another corporation into Geac with the effect that immediately after such transaction the shareholders of Geac immediately prior to such transaction hold less than 50 percent of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the person surviving such amalgamation, merger or consolidation; or

5. During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of Geac shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Geac's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or who, themselves, were approved during such period by the requisite two-thirds vote specified above.

"Change Affecting Your Employment" means any of the following circumstances which are not accepted by you during the 90-day period immediately following the date on which you become aware of such circumstances:

1. Any change to your employment conditions with Geac or GES which would significantly reduce the nature or status of your responsibilities;

2. A reduction by Geac or GES in your annual compensation as of the date of the Change in Control;

3. The failure by Geac or GES to continue in effect for your benefit any perquisites or participation in any employee benefit plan to which other employees of Geac or GES are entitled, to the same extent to which any other employees enjoy such benefits;

4. Any other change which would constitute "constructive dismissal" under applicable law; or

5. Any change in the location of the principal office of Geac or GES which causes you to substantially increase your travel time or relocate.

                                  SCHEDULE "C"

     Agreement Respecting Confidentiality, Exclusivity and Non-Solicitation

1.       CONFIDENTIAL INFORMATION

"Confidential Information" means information disclosed to me or acquired by me as a result of my employment with Geac and GES and includes but is not limited to information relating to Geac and GES's products or developments of new or improved products, marketing strategy, sales or business plans, the names and information about Geac and GES's past, present and prospective customers (to whom Geac and GES has made a proposal during the course of my employment) and clients, trade secrets and any other information which is not in the public domain and which information can be reasonably deemed confidential information whether or not such information is explicitly identified as being confidential. "Confidential Information" shall not include:

(a) Information that was known by me at the time it was disclosed to me by Geac and GES or was acquired by me; or

(b) Information that is or becomes publicly known or otherwise enters the public domain through no wrongful act of mine; or

(c) Information that is received by me from a third party which has no obligation to maintain it in confidence; or

(d) Information that is developed independently by me without use of any Confidential Information.

2.       USE AND DISCLOSURE

While employed by Geac and GES and following the termination of my employment, I shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information. I agree and acknowledge that Confidential Information of Geac and GES is the exclusive property of Geac and GES and I shall hold all such Confidential Information in trust for Geac and GES. I confirm and acknowledge my fiduciary duty to use my best efforts to protect Confidential Information; not to misuse such information; and to protect such Confidential Information from any misuse, misappropriation, harm, or interference by others in any manner whatsoever.

3.       GEAC AND GES PROPERTY

Upon ceasing employment with Geac and GES, I will immediately turn over to Geac and GES all property then in my possession or under my control belonging to Geac and GES, or any past, present or prospective customer, client, supplier or business partner of Geac and GES.

4.       EXCLUSIVITY AND DEDICATION

During the period of my employment with Geac and GES:

(a) I shall devote my entire working time during the regular business hours assigned to my position with attention to such duties as may be assigned to me by Geac and GES. During such time I shall faithfully and diligently serve and endeavour to further the interests of Geac and GES;

(b)      I agree that I shall not engage in or become connected with:

            (i) any other business during my regular business hours at Geac and GES; or

            (ii) any business which is in competition with Geac and GES at any time.

5.       CONFLICTS

My employment with Geac and GES does not now and shall not in the future conflict with any obligations or interests that I have with any other person, business, organization or former employer. I agree to notify Geac and GES in writing immediately upon having any knowledge to the contrary of any conflict or potential conflict.

6.       NON-SOLICITATION OF CUSTOMERS

I agree that during the term of this Agreement and for a period of 1 year immediately following the termination of my employment with Geac and GES, I shall not, on my own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, solicit, contact, call upon, communicate or attempt to communicate with any customer or prospective customer of Geac and GES or any representative of any customer or prospective customer of Geac and GES, with a view to the sale or provision of any deliverable or service competitive or potentially competitive with any deliverable or service sold or provided or under development by Geac and GES during the 1 year immediately preceding the effective date of the termination of my employment.

7.       NON-SOLICITATION OF EMPLOYEES

I agree that while I am employed by Geac and GES, and for a period of 1 year following the termination of my employment with Geac and GES, I shall not directly or indirectly, solicit, induce or attempt to induce any Geac and GES employee into leaving the Company's employment, nor shall I directly or indirectly participate in any organization's recruitment or hiring of Geac and GES employees.

8.       TERM

This Agreement shall become effective when signed and shall terminate upon the termination of my employment with Geac and GES, except that paragraphs 1, 2, 3, 6 and 7 shall survive such termination.

9.       SEVERABILITY

I acknowledge that each paragraph of this Agreement is separate from each other paragraph of this Agreement and if any one paragraph is found to be invalid, it shall not invalidate the remainder of this Agreement.

10.      JURISDICTION

This Agreement shall be interpreted in accordance with the laws of the jurisdiction in which it is signed.

11.      INDEPENDENT LEGAL ADVICE

I acknowledge I have read and understood this Agreement and have had the opportunity to obtain independent legal advice prior to the execution of this Agreement. In the event that I did not obtain such advice, I shall not use the absence of such advice in an attempt to obviate, alter, sever or otherwise terminate this Agreement or any part thereof.

12.      ENTIRE AGREEMENT

This Agreement shall supersede any previous confidentiality agreement or similar understanding which I may have had with Geac and GES. Any amendments to this Agreement must be made in writing and signed by both Geac and GES and me.


DATED at   CARLISLE, this  2  day of AUGUST, 2001
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"Paul Birch"


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Paul D. Birch                             Witness


P. BIRCH
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